EXHIBIT 99.01
AGREEMENT OF JOINT FILING
Pursuant to Regulation 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission, the Statement on Schedule 13G (the "Statement") to which this Agreement of Joint Filing is attached as an exhibit. The undersigned persons hereby agree that such Statement, as so filed, is filed on behalf of each of them.
This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall be deemed to constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement.
Date: October 31, 2001
/s/ William S. Fagan William S. Fagan	/s/ Laura A. Fagan Laura A. Fagan

/s/ Carol A. Armstrong Carol A. Armstrong	/s/ James Dvorak James Dvorak